Exhibit 10.1

Share Purchase Agreement

This “Share Purchase Agreement” (hereinafter referred to as the “Agreement”) is signed by the parties on April 6, 2020 (hereinafter referred to as “Signing day”).

(1) Sino-Global Shipping America, Ltd (hereinafter referred to as “Party A”, “SINO”), is a US-based company registered in Richmond, Virginia, USA, and went public in 2008.

(2) WU KELIN (吴克林) (hereinafter referred to as “Party B”), a natural person with full capacity for civil conduct, ID number: [], passport number: []. He currently directly holds 88.5% shares of Mandarine Ocean Ltd.

(3) Mandarine Ocean Ltd, (Hanyang Shipping Co., Ltd., hereinafter referred to as “Target Company”, “Hanyang Shipping”), a shipping company registered in the Marshall Islands.

Given:

1. SINO is the only listed company on the Nasdaq Capital Market that deals with the general shipping agency business of shipping vessels. SINO’s physical network has entered the East and West Coast of the United States (New York and Los Angeles), Canada, Australia, Hong Kong, Beijing, Shanghai, Ningbo, China. It is a comprehensive shipping company whose main business is shipping general agency business, and shipping logistics services and ship management services are other businesses.

2. Party B holds 88,500 Shares of the Target Company’s outstanding shares, which equals to 88.50% of the Target Company’s registered capital, and he also serves as its director.

3. The Target Company registered in the Republic of the Marshall Islands on January 27, 2015 and its main business is ship management and shipping operations, chartering, and ship brokerage business.

4. In order to further expand the scope of business and management of its business and promote the development of its global shipping service business and projects, Party A intends to purchase 75,000 shares of Hanyang Shipping held by Party B through a combination of cash and issuance of SINO shares (hereinafter referred to as the “Transaction”), Party B is willing to sell the controlling interest in Hanyang Shipping, such that Party A will own 75% of Hanyang Shipping following completion of the Transaction.

5. In order to further expand the scope of business and management of its own business and promote the development of its global shipping service business and projects, Party A intends to acquire a controlling stake in Hanyang Shipping and make full use of Party A’s listing status through Hanyang Shipping expand the size of the single ship company, and create greater profit space for Hanyang Shipping. At the same time, with the joining Party A will provide professional and efficient shipping agency and logistics services for all ships operated and chartered by Hanyang Shipping, which will not only help Hanyang Shipping reduce operating costs, but also bring certain ships and ultimately achieve a win-win effect.

In order to better broaden the overall shipping service chain, to maximize the respective advantages of both parties, and to achieve the goal of common development, the two parties, based on the principle of equality and mutual benefit, and through friendly negotiations, the parties have reached an agreement as follows:

Article 1 Definition

1.1 The “Transaction” refers to Party A’s purchase of 75,000 shares of the equity of Hanyang Shipping held by Party B, constituting 75% of Hanyang Shipping’s total equity, in a combination of cash and issuance of SINO common stock.

1.2 The “Target Assets” refer to the 75% equity of Hanyang Shipping to be purchased by Party A, i.e., 75,000 shares.

1.3 The “Delivery/Closing Date” means the date on which Party B transfers the underlying assets to Party A’s name.

1.4 The “Transition Period” refers to the period between December 31, 2019 and the Closing Date.

Article 2 Valuation of the Target Assets

2.1 Within 30 days after this Agreement is signed and becomes effective, Party A will issue 800,000 restricted shares of common stock to Party B as the first payment of the Transaction. At the same time, Party B will transfer 75% of the equity of Hanyang Shipping to Party A. The lock-up period for the 800,000 restricted shares issued is 24 months, and the exchange price of the 800,000 shares is converted based on the 2 times average closing price of 10 trading days before this purchase agreement signed.

2.2 Subject to completion of the valuation report and the adjustments set forth below, Party A and Party B agree that the overall valuation of the Target Company is USD 5,000,000 and the transaction price of the Target Assets is USD 3,750,000 (including the 800,000 shares paid upfront). Party A will pay in installments as follows:

2.2.1 Based on the audit result for the fiscal year from July 1, 2020 to June 30, 2021 of Hanyang Shipping provided by the independent accounting firm engaged by Party A, if Hanyang Shipping reaches the pre-tax profit goal of the year as described below, Party A shall pay Party B up to USD 1,125,000 of cash equivalent or restricted shares equivalent.

●	If Party B’s annual pre-tax profit is less than USD 800,000, Party A shall withdraw and cancel the 800,000 restricted shares that have been issued to Party B;

●	If Party B’s annual pre-tax profit exceeds USD 800,000 but does not reach USD 1,000,000, Party A does not need to pay Party B any cash or stock;

●	If Party B’s annual pre-tax profit reaches or exceeds USD 1,000,000 but does not reach USD 1,200,000, Party A will pay to Party B in cash or stock an equivalent of USD 500,000.

●	If Party B’s annual pre-tax profit reaches or exceeds USD 1,200,000 but does not reach USD 1,500,000, Party A will pay to Party B in cash or stock an equivalent of USD 800,000.

●	If Party B’s annual pre-tax profit reaches or exceeds USD 1,500,000, Party A will pay to the Party B in cash or stock that is equal USD 1,125,000.

2.2.2 Based on the audit result for the fiscal year from July 1, 2021 to June 30, 2022 of Hanyang Shipping provided by the independent accounting firm engaged by Party A, if Party B reaches the pre-tax profit goal of the year as promised, Party A shall pay Party B up to USD 2,625,000 of cash equivalent or restricted shares equivalent (including the 800,000 shares paid previously). The specific payment schedule is as follows:

●	If Party B’s annual pre-tax profit is less than USD 1,800,000, Party A does not need to pay Party B any cash or stock;

●	If Party B’s annual pre-tax profit reaches or exceeds USD 1,800,000 but does not reach USD 2,000,000, Party A pays Party B USD 800,000 in cash or stock (including 800,000 shares already paid in the previous period);

●	If Party B’s annual pre-tax profit reaches or exceeds USD 2,000,000 but does not reach USD 2,500,000, Party A pays Party B USD 1,000,000 in cash or stock (including 800,000 shares already paid in the previous period);

●	If Party B’s annual pre-tax profit reaches or exceeds USD 2,500,000 but does not reach USD 3,000,000, Party A pays Party B USD 1,500,000 in cash or stock (including 800,000 shares already paid in the previous period);

●	If Party B’s annual pre-tax profit reaches or exceeds USD 3,000,000 but does not reach USD 3,500,000, Party A pays Party B USD 2,000,000 in cash or stock (including 800,000 shares already paid in the previous period);

●	If Party B’s annual pre-tax profit reaches or exceeds USD 3,500,000, Party A shall pay USD 2,625,000 in cash or stock to Party B (including 800,000 shares paid previously).

2.2.3 In any case, the stock consideration issued by Party A at any stage (including the 800,000 shares paid in the previous period) shall not exceed 3,647,807 restricted shares; the total amount paid by Party A (including all cash and shares) to Party B shall not exceed USD 3,750,000.

If an overall valuation of the Target Company given by an appraisal company is less than USD 4,000,000 or more than USD 6,000,000, both parties agree to renegotiate the transaction price and consideration payment plan and to sign a relevant supplementary agreement.

Article 3 Transition Period

3.1 Party B must ensure that the operating activities of the Target Assets during the Transition Period have remained normal and stable in all major aspects, and that the business model, management team, assets, or financial status is continuous, stable and consistent in all major aspects of its normal business process.

3.2 During the Transition Period, without the consent of Party A, Party B shall not set up any of the underlying assets as mortgage, or pledge to any third party its rights, and shall, through the exercise of shareholder rights, ensure that the Target Company during the Transition Period shall not be in violation of this Agreement. The disposal of assets shall not be conducted with external guarantees or increases in significant debts that are not related to normal production and operation.

Article 4 Delivery of Target Assets

4.1 Party B agrees to transfer the Target Assets to Party A’s name within 30 days after this Agreement is signed and becomes effective. Party B shall assist Party A in completing the transfer procedures of the Target Assets.

4.2 The parties agree, any legal risks and contingent liabilities resulted from any matters of Hanyang Shipping before the Closing Date shall be borne by Party B, and Party A shall not bear any responsibility or liability; that from the date of delivery, Party A shall enjoy all rights, rights and interests related to the underlying assets, bear the risks of the underlying assets and all its responsibilities and obligations.

Article 5 Non- competition, Term of Office and Future Operations

5.1.1 Party B promises that after the signing of this agreement, Party B shall only be engaged in Hanyang Shipping as his sole business entity [shipping management and operation business, chartering business, ship brokerage business]; And all ships controlled by Party B and its related parties are exclusively operated by Hanyang Shipping, except for Hanyang Shipping, he will not be engaged in the same and similar business that the Target Company is in, nor will he work in business that is the same, similar or competitive relationship with the Target Company, including but not limited to: participating in the above business by investment, cooperation, contracting, leasing, commissioning, etc., or directly work in the above-mentioned business; and Party B also promises that all future part-time jobs/positions and foreign investment activities must be approved by the board of directors of Party A.

5.1.2 Party B promises that Party B, the service period of Party B to Party A and Hanyang Shipping shall be no less than five years from the date of completion of the transaction.

5.2 In order to ensure sustained and stable development of the Target Company, Party B shall ensure the stability of the company’s existing core team members (specific list negotiated by both parties). Party B shall ensure that the Target Company’s existing core team members and their immediate family members, during their hire period and two years after leaving the Target Company, shall not directly or indirectly engage in any activities that may be the same, similar or competitive with the business of the Target Company, and shall not directly or indirectly be in a position with an enterprise that is the same, similar or competitive with the business of the Target Company.

5.3 Party B promises and guarantees that Hanyang Shipping’s own chartered ships (including bareboat charter and time chartered ships) will be divested based on Party A’s requirements before the signing of this agreement, starting April 6, 2020, Hanyang Shipping will no longer bear any chartering ship costs and related ship management costs. In connection with such divestiture, Party B acknowledges that all amounts reflected as bunker oil inventory shall be settled at closing.

5.4 Post Transaction Operations and Related Transactions

(1) Both Party A and B agree that after the completion of the transaction, the Shipping Business Department of SINO will be responsible for Hanyang Shipping’s operation and management; Hanyang Shipping shall submit any agreements or contracts with other parties to the Shipping Business Department of SINO for review and approval before execution.

(2) Party B promises that he will try to avoid any related party transactions between himself and the company or companies that he actually controls or exerts significant influence on with Hanyang Shipping; and that if a related party business transaction is not avoidable or there is a reason for a related party transaction to conduct, he promises those will be conducted on an equal basis in accordance with the principles of fairness and equivalent remuneration, and the transaction price will be determined at a reasonable price recognized by the market. Party B also guarantees that the related party transactions mentioned above must be submitted to the SINO Board of Directors for review and approval in accordance with the related party decision-making procedures.

(3) For a period of five years commencing on the Closing Date, Party B hereby grants to Party A the right of first refusal to provide shipping management, operation, chartering and ship brokerage services through Hanyang Shipping to the ships owned or controlled directly or indirectly by Party B. In the event Party A declines to provide such services, Party B may obtain services from third parties on terms that are no more favorable than those offered to Party A. The parties agree that this right of first refusal shall apply to each shipment and must be re-offered to Party A each time Party B requires such services. In particular, Party B agrees that any services offered to Party A to provide shall include the oil costs, so that Party A does not need to carry oil in inventory.

5.5 If Party B violates the commitments of this Article (Article 5), it shall pay Party A USD 1,500,000 as liquidated damages and return to Party A all the operating profits, wages, and remuneration obtained from such breach of commitments. If the above compensation cannot cover all Party A’s loss due to such breach of commitments by Party B, Party B shall be liable for all such loss.

Article 6 Agreement comes into effect, changes and termination

6.1 This Agreement shall be established and formally entered into force on the date of signing by the parties and the approval of the transaction by the board of directors of the Party A (the date on which the last condition is satisfied).

6.2 After the signing of this agreement, if Party A’s engaged independent accounting firm needs to conduct a pre-acquisition audit of Hanyang Shipping, and the results of the pre-acquisition audit show that the actual assets and operating conditions of Hanyang Shipping are significantly different from the information provided by Party B, then the two parties need to negotiate on the differences and sign a written supplementary agreement. In addition, the independent accounting firm engaged by Party A should have the rights to access/audit the books and records of Hanyang Shipping with proper pre-notice to Party B by Party A for the pre-acquisition and post-acquisition periods.

6.3 If Party A and Party B cannot reach an agreement on the difference in Article 7.2, or if the difference makes Party A unable to complete the acquisition, Party A has the right to terminate this agreement unilaterally.

Article 7 Statements and Warranties

7.1 Party B holds legal ownership of the Target Company, as of the date of the signing of the Agreement, the 88.50% of Hanyang Shipping owned by Party B is not in mortgage, pledge, seizure or other circumstances that limit its rights of, nor have any ownership disputes.

7.2 Target Company has convened a shareholders’ meeting and all shareholders have approved the transaction with 100% votes; the shareholders have agreed not to make distribution of the Target Company’s dividends before the completion of the transaction and such retained dividend shall be shared by the new and the old shareholders after the completion of the transaction.

7.3 All documents, materials and information provided by Party B and Hanyang Shipping to Party A in connection with this transaction are true, accurate, complete and valid, and there are no false records, misleading statements or major omissions.

7.4 Hanyang Shipping complies with relevant laws and regulations related to its industry in all major aspects, and has obtained government approvals / permits required for business operations. It has not been accused of causing significant adverse effects on Hanyang Shipping, and it does not exist in any situation, circumstance, or event that, in reasonable judgment, may cause Hanyang Shipping to be subject to significant punishment by the relevant government authority.

Article 8 Commitment of Taxes

8.1 The parties agree that all taxes and fees due to the transaction (including but not limited to matters related to the transfer of the underlying assets) shall be borne by the parties in accordance with its respective relevant national laws and regulations.

8.2 Party B undertakes that any unpaid taxes, litigation and other liabilities incurred before the delivery date shall be borne by Party B itself.

Article 9 Exclusivity

9.1 This Agreement is an exclusive agreement. Without the consent from Party A, Party B shall not directly or indirectly negotiate or accept offer with any third party on Hanyang Shipping’s capital increase, equity transfer, or other forms of investment in Hanyang Shipping (whether or not through mergers, consolidations, or other means).

9.2 Neither party may transfer, transfer or otherwise transfer all or part of its rights or obligations under this Agreement to any party other than this Agreement.

Article 10 Confidentiality Clause

The content of this Agreement and any information that each party learns from the other party about this transaction are confidential information, and each party bears strict confidentiality obligations, and may not disclose it without the written permission of the disclosing party. The exception is when Party A is required to disclose as a listing company with SEC or Nasdaq, the professionals who assist with such require disclose will bear the same confidentiality obligation.

Article 11 Liability for Breach of Contract

11.1 If Party A is unable to complete the acquisition due to the differences in the items stipulated in Section 7.3 resulted from the reasons that already existed before the acquisition, or if Party A’s purpose of acquisition is ultimately unachievable due to Party B’s violation of the Article 8 in statement and guarantee, Party B shall unconditionally refund Party A all paid stock and / or cash consideration.. At the same time, Party B also needs to compensate Party A for USD 50,000 and related costs (including but not limited to intermediary fees, attorney fees, and other acquisition preparation related costs).

11.2 Except as otherwise provided in this Agreement, if Party B violates other provisions of this agreement and causes losses to the Target Company or Party A, Party B shall bear corresponding compensation liabilities to Party A and the Target Company, including but not limited to total loss.

11.3 If Party A does not make purchase payments to Party B in accordance with the Agreement, Party A shall pay Party B in stock an equivalent of USD 50,000 from the 800,000 shares in 2.1 clause, and the rest of that 2.1 clause payment shall be returned to Party A.

Article 12 Applicable Law and Dispute Resolution

The establishment, validity, interpretation and performance of this agreement, as well as the resolution of any disputes involving this agreement, shall be governed by the federal laws of the United States and the state laws of the Commonwealth of Virginia.

Any disputes arising out of or in connection with this Agreement shall be conducted in accordance with the New York Convention for arbitration in accordance with the arbitration rules in force at the time of the application for arbitration. The arbitral award is final and binding on both parties. The parties agree to conduct arbitration in Richmond, Virginia and acknowledge and agree such venue is convenient and appropriate.

Article 13 Others

This agreement is signed in English. The original is in two copies. Each party to the agreement holds one copy. Each copy has the same legal effect.

(No text below)

(There is no text on this page, which is the signature and seal page of the Share purchase Agreement.)

Party A:

Sino-Global Shipping America, Ltd

Signed:	/s/ Cao Lei
Name: Lei CAO
Position: CEO

(There is no text on this page, which is the signature and seal page of the Share purchase Agreement)

Party B:

WU KELIN (吴克林)

Signed:	/s/ Wu Kelin

Subject company:

Mandarine Ocean Ltd

Signed:	/s/ Wu Kelin

Name: Wu Kelin

Position: Director